Exhibit 99.1

News Release

HOSTOPIA STOCKHOLDERS APPROVE MERGER
AGREEMENT WITH DELUXE CORPORATION

MISSISSAUGA, ON and FT. LAUDERDALE, FL — July 30, 2008 - Hostopia.com Inc. (TSX: H) (the “Company”) today announced that stockholders have approved the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2008, among the Company, Deluxe Corporation (NYSE: DLX), (“Deluxe”), Deluxe Business Operations, Inc. (“Operating Sub”), a wholly-owned subsidiary of Deluxe, and Helix Merger Corp., a wholly-owned subsidiary of Operating Sub (the “Merger”), at a special meeting of stockholders held today. One hundred percent of the votes cast by stockholders, in person or by proxy, were in favor of the Merger (representing approximately 71% of the outstanding shares of Hostopia common stock). No Hostopia stockholders have exercised rights of dissent in connection with the Merger.

The transaction is valued at approximately CDN$124 million and was previously announced by Deluxe and the Company on June 19, 2008. Further details of the Merger and Merger Agreement are set out in the Company’s management information circular dated June 27, 2008.

In accordance with the terms of the Merger Agreement, the transaction closed shortly after the stockholder vote and a certificate of merger has been filed with the Delaware Secretary of State, under which the merger is to become effective as of 12:01 a.m. on August 6, 2008 (the “Effective Time”). At the Effective Time, Deluxe, through a wholly-owned subsidiary, will acquire all of the issued and outstanding shares of the Company’s common stock at a cash price of CDN $10.55 per share.

The Company’s shares of common stock will be halted from trading on the Toronto Stock Exchange at the opening of trading on August 6, 2008 and will remain halted until the close of trading on August 6, 2008, at which time the shares will be de-listed.

On or about August 12, 2008, letters of transmittal will be mailed to the Company’s stockholders of record as of the close of business on August 5, 2008, requesting them to forward the duly completed and executed letters of transmittal together with the certificate(s) representing their shares of the Company’s common stock to Wells Fargo Bank, N.A. in St. Paul, Minnesota in order to receive the cash to which they are entitled. Non-registered beneficial stockholders, whose shares are held in an account at a financial intermediary, such as a brokerage firm, bank or dealer, will not be sent a letter of transmittal and will receive the cash to which they are entitled through their financial intermediary.

About Hostopia.com Inc.

Hostopia.com Inc. is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. Hostopia’s customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia’s customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. Hostopia provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

About Deluxe Corporation

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. Deluxe uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. Deluxe also sells personalized checks and accessories directly to consumers. For more information about Deluxe Corporation, visit www.Deluxe.com.

For further information

Hostopia.com Inc, Michael J. Mugan, Chief Financial Officer, Hostopia.com Inc., Tel: (416) 883-6727, Email: mikemugan@hostopia.com